Exhibit 99.(1)(i)

November 16, 2006

Securities and Exchange Commission

100 F. Street, N.E.

Washington, D.C. 20549

Re:                               Cohen & Steers Closed-End Opportunity Fund, Inc.

Ladies and Gentlemen:

We have acted as counsel for Cohen & Steers Closed-End Opportunity Fund, Inc., a Maryland corporation (the “Fund”), in connection with the organization of the Fund and the initial public offering of shares of its Common Stock, par value $.001 per share (the “Shares”).

As counsel for the Fund, we are familiar with its Charter and Bylaws.  We have examined the prospectus and statement of additional information (the “Prospectus”) included in its Registration Statement on Form N-2 (File Nos. 333-137331; 811-21948) (the “Registration Statement”), substantially in the form in which it is to become effective.  We also have examined copies of such other documents, records, papers, statutes and authorities as we deemed necessary to form a basis for the opinion hereinafter expressed. In our examination of such material, we have assumed, without independent verification, the genuineness of all signatures on documents submitted to us, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.  As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Fund and others.

Attorneys involved in the preparation of this opinion are admitted only to the bar of the State of New York.  As to various questions arising under the laws of the State of Maryland, we have relied on the opinion of Venable LLP.

Based on such examination, we are of the opinion that, when the Pricing Committee of the Board of Directors has determined certain of the terms of issuance of the Shares pursuant to authority delegated to it by the Board of Directors, the issuance of the Shares will be duly authorized and, when thereafter sold, issued and paid for in accordance with the applicable definitive underwriting agreement approved by the Board of Directors, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus included in the Registration Statement, and to the filing of this opinion as an exhibit to any application made by or on behalf of the Fund or any distributor or dealer in connection with the registration and qualification of the Fund or its shares of Common Stock under the securities laws of any state or jurisdiction.  In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

STROOCK & STROOCK & LAVAN LLP